Exhibit 10.2

NON QUALIFIED STOCK OPTION AGREEMENT

(PERFORMANCE-BASED INDUCEMENT GRANT)

NON QUALIFIED STOCK OPTION AGREEMENT (the “Option Agreement”) made this 17th day of August, 2023 between PSYCHEMEDICS CORPORATION, a Delaware corporation (hereinafter called the “Corporation”), and Brian Hullinger, an employee or independent contractor of the Corporation or one or more of its subsidiaries (hereinafter called the “Optionee”).

The Corporation desires, by affording the Optionee an opportunity to purchase shares of its Common Stock, $.005 par value (hereinafter called the “Common Stock”), as hereinafter provided, and as an inducement material to the Optionee’s entering into employment as Chief Executive Officer of the Corporation, in accordance with the terms of the Offer of Employment between Optionee and the Corporation dated July 12, 2023 (hereinafter called the “Employment Agreement”)

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto have agreed, and do hereby agree as follows:

1. Grant of Option. The Corporation hereby irrevocably grants to the Optionee the right and option (hereinafter called the “Option”) to purchase all or any part of an aggregate of 200,000 shares of the Common Stock in two equal tranches of 100,000 shares (such number being subject to adjustment as provided in paragraph 7 hereof) on the terms and conditions herein set forth. The Option is not intended by the parties hereto to be, and shall not be treated as, an incentive stock option (as such term is defined under Section 422 of the Internal Revenue Code of 1986 (hereinafter called the “Code”)) and is granted as an inducement award under Nasdaq Listing Rule 5635(c)(4).

2. Purchase Price. The purchase price of the shares of the Common Stock covered by the Option shall be $4.64 per share.

3. Term of Option; Exercisability. The term of the Option shall be for a period of ten (10) years from the date hereof, subject to earlier termination as provided in paragraph 6 hereof. Except as otherwise provided in paragraph 6 hereof, the Option shall become exercisable as follows:

(a) The first 100,000 share tranche (the “$5.50 VWAP Options”) will become exercisable in full as of the date on which the volume weighted average price (“VWAP”) of the Corporation’s Common Stock on Nasdaq shall have remained above $5.50 per share for sixty (60) consecutive days in any period within three (3) years following the date hereof (the “Initial Stock Price Performance Hurdle”), provided that for purposes of this Section 3(a), the VWAP for any day that is not a trading day shall be the VWAP of the most recently preceding trading day. Subject to the provisions of subsection (c) below, in the event the Initial Stock Price Performance Hurdle is not achieved by the third (3rd) anniversary date of this Option Agreement, the $5.50 VWAP Options will expire and be cancelled as of such third (3rd) anniversary date and the Optionee will not be entitled to exercise the $5.50 VWAP Options or any portion thereof and will not be entitled to receive any consideration for the 5.50 VWAP Options.

(b) The second 100,000 share tranche (the “$6.50 VWAP Options”) will become exercisable in full on the date on which the VWAP of the Corporation’s Common Stock on Nasdaq shall have remained above $6.50 per share for a period of sixty (60) consecutive days in any period within four (4) years following the date hereof (the “Subsequent Stock Price Performance Hurdle”), provided that for purposes of this Section 3(b), the VWAP for any day that is not a trading day shall be the VWAP for the most recently preceding trading day. Subject to the provisions of subsection (c) below, in the event the Subsequent Stock Price Performance Hurdle is not achieved by the fourth (4th) anniversary date of this Option Agreement, the $6.50 VWAP Options will expire and be cancelled as of such fourth (4th) anniversary date and the Optionee will not be entitled to exercise the $6.50 VWAP Options or any portion thereof and will not be entitled to receive any consideration for the $6.50 VWAP Options.

(c) Notwithstanding the foregoing, in the event that the Corporation consummates a Corporate Event which is also a sale of the Corporation (a “Corporate Sale Event”): (i) if the Corporate Event occurs within three (3) years following the date of grant of the $5.50 VWAP Options and the “Corporate Sale Event Vesting Price” (as defined below) equals or exceeds $5.50 per share, then the $5.50 VWAP Options will vest immediately upon the closing of the Corporate Sale Event; and (ii) if the Corporate Event occurs within four (4) years following the date of grant of the $6.50 VWAP Options and the Corporate Sale Event Vesting Price equals or exceeds $6.50 per share, then the $6.50 VWAP Options will vest immediately upon the closing of the Corporate Sale Event. For purposes of this paragraph, the “Corporate Sale Event Vesting Price” is the per share value received by the Corporation’s shareholders in the Corporate Sale Event; provided that for purposes of calculating the per share value received by the Corporation’s shareholders, cash consideration would be valued at par, any publicly traded securities received as consideration would be valued at their 60 day volume weighted average price (the “Corporate Sale Event VWAP”) of the acquiring company’s common stock on a national securities exchange as of the closing date of the Corporate Sale Event, and any securities that are not publicly traded or for which a Corporate Sale Event VWAP cannot be calculated will be valued by the Corporation in its reasonable judgment.

4. Non-transferability. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined in the Code, or Title I of the Employee Retirement Income Security Act of 1974, as amended or the regulations thereunder. Subject to the foregoing, the Option may be exercised, during the lifetime of the Optionee, only by him. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged, or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option shall be null and void and without effect.

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5. Registration of Shares. The Corporation may, in its discretion, require as conditions to the right to exercise this Option that (a) a registration statement under the Securities Act of 1933, as amended, shall be in effect and current with respect to the shares issuable upon exercise of this Option, or (b) the Optionee has given to the Corporation prior to the purchase of any shares pursuant hereto, assurances satisfactory to it that such shares are being purchased for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, including without limitation, a written agreement of the Optionee that the shares shall not be transferred unless registered under the Securities Act of 1933, as amended, or unless counsel for the Corporation gives a written opinion that such transfer is permissible under Federal and State law without registration.

6. Termination of Business Relationship. Except as otherwise provided in this paragraph, the Option shall terminate and be canceled on the first to occur of the expiration date of this Option as set forth in paragraph 3 hereof or the date which is three (3) months following the date on which the Optionee ceases to be an employee, director or independent contractor of the Corporation or one or more of its subsidiaries (the “Business Relationship”). The Option shall be exercisable during such three month period to the extent it was exercisable on the date of such termination. In the event that the Business Relationship shall be terminated on account of the Optionee's death or permanent disability (as such term is defined in Section 22(e)(3) of the Code), the Option may be exercised by the Optionee or, by his heirs, legatees, or legal representatives, as the case may be, during its specified term prior to one (1) year after the date of death or permanent disability, but in any event not later than ten (10) years from the date hereof, with respect to such number of shares as were exercisable on the date of death or the date of such permanent disability, in each case, plus such number of shares as to which the Option would have become exercisable during such following one (1) year period but for such termination on account of death or permanent disability. So long as the Business Relationship shall continue, the Option shall not be affected by any change of duties or position. Nothing in this Option Agreement shall confer upon the Optionee any right to continue the Business Relationship or interfere in any way with the right of the Corporation or any such subsidiary to terminate the Business Relationship at any time.

7. Changes in Capital Structure.

(a)   Dilution and Other Adjustments. Notwithstanding any other provision of this Option Agreement, in the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, or other similar corporate change (including a Corporate Event), an equitable adjustment shall be made, as determined by the Committee, so as to preserve, without increasing or decreasing, the value of the Option. Such adjustments shall be made by the Committee and shall be conclusive and binding for all purposes of this Option Agreement.

(b)   Corporate Event. Upon any Corporate Event, in lieu of providing the adjustment set forth in paragraph 7(a) above, the Committee may, in its discretion, cancel any or all vested and unvested Options as of the consummation of such Corporate Event, and provide that holders of vested Options so cancelled will receive a payment in respect of cancellation of their Options based on the amount of the per share consideration being paid for the Stock in connection with such Corporate Event, less, the applicable exercise price; provided, however, that the Optionee shall only be entitled to consideration in respect of cancellation of such Option if the per share consideration less the applicable exercise price is greater than zero. Payments to holders pursuant to the preceding sentence shall be made in cash, or, in the sole discretion of the Committee, in such other consideration necessary for a holder of this Option to receive property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Option at such time.

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(c)   Other Treatment of Options. Subject to any greater rights granted to Optionee under subparagraphs (a), or (b), in the event of a Corporate Event, any outstanding Options shall be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation or sale of assets.

8. Method of Exercising Option. Subject to the terms and conditions of this Option Agreement, the Option may be exercised by written notice to the Corporation at its principal business address attention of the Secretary. Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option. At that time, this Option Agreement shall be turned in to the Corporation for action by the Corporation to reduce the number of shares to which it applies. Such notice shall be accompanied by payment in cash or by check, or by shares of the Common Stock, or by a combination of these methods of payment. Payment may also be made by delivery of a notice of “net exercise” to the Corporation, pursuant to which the Optionee shall receive the number of shares of Stock underlying the Option so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Option divided by the Fair Market Value on the date of exercise, or by delivery (including delivery by facsimile transmission) to the Corporation or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell a sufficient portion of the shares and deliver the sale proceeds directly to the Corporation to pay for the exercise price. In the event that payment is made in shares of the Common Stock, the per share value of the Common Stock shall be the Fair Market Value of such stock on the date of exercise. The certificate or certificates or book entries as applicable, for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option, (or, if the Option shall be exercised by the Optionee and if the Optionee shall so request in the notice exercising the Option, the certificate or certificates or book entry shall be registered in the name of the Optionee and another person jointly, with the right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised by any person or persons other than the Optionee (to the extent permitted under this Option Agreement), such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option.

9. General. The Corporation shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of this Option Agreement, shall pay all original issue taxes with respect to the issue of shares pursuant hereto and all other fees and expenses necessarily incurred by the Corporation in connection therewith, and shall from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Corporation, shall be applicable thereto. The Corporation makes no representation or warranty that this Option or shares issued pursuant hereto qualify under any Federal or State law for any special tax treatment. This Option, and the rights granted to the Optionee hereunder shall be subject to forfeiture to the Corporation in accordance with any policy that may hereafter be promulgated by the Corporation to comply with the requirements of Section 10D(b)(2) of the Securities Exchange Act of 1934, as amended.

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10.        Notices. Any notices required or permitted by the terms of this Option Agreement shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Corporation:

Psychemedics Corporation

289 Great Road

Acton, Massachusetts 01720

Attention: Principal Financial Officer

If to the Optionee to the last known address provided to the Human Resources department by the Optionee or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

11. Data Privacy. By entering into this Option Agreement, the Optionee: (i) authorizes the Corporation and each Affiliate, and any agent of the Corporation or any Affiliate facilitating the grant or administration of the Option, to disclose to the Corporation or any of its Affiliates such information and data as the Corporation or any such Affiliate shall request in order to facilitate the grant or administration of the Option; and (ii) authorizes the Corporation and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Option Agreement.

12. Clawback. Notwithstanding anything to the contrary contained in this Option Agreement, the Corporation may recover from the Optionee any compensation received from the Option or the exercise of the Option or cause the Optionee to forfeit the Option (whether or not then exercisable) or the underlying shares in accordance with any forfeiture or clawback policy established by the Corporation generally for executives from time to time.

13. Definitions.

(a)   As used herein, “Affiliate” means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Corporation, direct or indirect.

(b)   As used herein, “Board” shall mean the Board of Directors of the Corporation.

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(c)   As used herein, “Committee” shall mean the Compensation Committee of the Board or such other committee of the Board consisting of such members (not less than two) of the Board as are appointed from time to time by the Board, each of the members of which, at the time of any action under the this Option Agreement, shall be (i) a “non-employee director” as then defined under Rule 16b-3 under the Act (or meeting comparable requirements of any successor rule relating to exemption from Section 16(b) of the Act), and (ii) an “independent director” as then defined under the rules of the Nasdaq Stock Market (or meeting comparable requirements of any stock exchange on which the Corporation’s Common Stock may then be listed). All references in this Option Agreement to the “Committee” shall mean the Board if no Committee has been appointed.

(d)   As used herein, “Corporate Event” shall mean (i) a merger or consolidation in which the Corporation is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Corporation in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Corporation and the Awards granted under the Option Agreement are assumed or replaced by the successor corporation), (ii) a dissolution or liquidation of the Corporation, (iii) the sale of substantially all of the assets of the Corporation, (iv) a merger in which the Corporation is the surviving corporation but after which the stockholders of the Corporation immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Corporation in such merger) cease to own their shares or other equity interest in the Corporation; or (v) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Corporation give up all of their equity interest in the Corporation (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Corporation).

(e)   As used herein, “Fair Market Value” of a share of Common Stock of the Corporation on any date shall mean the closing price of the Common Stock on the trading day coinciding with such date, or if not trading on such date, then the closing price as of the next following trading day. If shares of the Common Stock shall not have been traded on any national exchange or interdealer quotation system for more than 10 days immediately preceding such date or if deemed appropriate by the Committee for any other reason, the fair market value of shares of Common Stock shall be determined by the Committee in such other manner as it may deem appropriate.

(f)    As used herein, “subsidiary” shall mean any present or future corporation which would be a “subsidiary corporation” of the Corporation, as the term is defined in Section 424 of the Code.

(g)   Any term used herein and not defined in this Option Agreement but defined in the Employment Agreement, shall have the meaning set forth in the Employment Agreement.

14. Section 409A of the Code. This Option Agreement is intended to comply with the provisions of Section 409A of the Code to the extent they are applicable and shall be administered in a manner consistent with this intent. Without limiting the foregoing, any requirements imposed under the Treasury Regulations promulgated under said Section 409A as finally adopted, in order for the Option granted hereunder to remain in compliance with said Section 409A, are hereby incorporated by reference into this Option Agreement. The parties agree that this Option Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Corporation makes no representation or warranty and shall have no liability to the Optionee or any other person if any provisions of this Option Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

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15. Withholding Taxes. If the Corporation in its discretion determines that it is obligated to withhold any tax in connection with the exercise of this Option, or in connection with the transfer of, or the lapse of restrictions on, any Common Stock or other property acquired pursuant to this Option, the Optionee hereby agrees that the Corporation may withhold from the Optionee’s remuneration the appropriate amount of tax. At the discretion of the Corporation, the amount required to be withheld may be withheld in cash from such remuneration or in kind from the Common Stock or other property otherwise deliverable to the Optionee on exercise of this Option. The Optionee further agrees that, if the Corporation does not withhold an amount from the Optionee’s remuneration sufficient to satisfy the withholding obligation of the Corporation, the Optionee shall make reimbursement on demand, in cash, for the amount underwithheld.

16. Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Option Agreement, the parties hereby consent to exclusive jurisdiction in the state of Delaware and agree that such litigation shall be conducted in the state courts of the state of Delaware or the federal courts of the United States for the District of Delaware.

17. Miscellaneous. If any provision of this Option Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Option Agreement, and the validity, legality and enforceability of the rest of this Option Agreement shall not be affected thereby. The terms of this Option Agreement may be modified or amended by the Administrator; provided that any modification or amendment of this Option Agreement shall not, without the consent of the Optionee, adversely affect the Optionee’s rights under this Option Agreement. The terms and provisions of this Option Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Option Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent. This Option Agreement and the relevant provisions of the Employment Agreement embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.

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IN WITNESS WHEREOF, the Corporation has caused this Option Agreement to be duly executed by its officer thereunto duly authorized, and the Optionee has hereunto set his hand and seal all on the day and year first above written.

PSYCHEMEDICS CORPORATION

By: /s/ Darius G. Nevin
Name: Darius G. Nevin
Title: Chairman

OPTIONEE

/s/ Brian Hullinger
Brian Hullinger

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